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Ernst & Young LLP letterhead



The Board of Directors
EquiTrust Life Insurance Company

We consent to the reference to our firm under the captions "Financial Statements" and "Experts" and to the use of our report dated January 16, 1998 with respect to EquiTrust Life Insurance Company, in the Registration Statement under the Securities Act of 1933 (Form S-6 No. 333-45813) and related Prospectus of EquiTrust Life Variable Account.

Sincerely,

/s/ Ernst &Young LLP

Des Moines, Iowa
July 20, 1998